MINIMUM FEE: $50.00
If the authorized capital is increased in excess of fifty thousand dollars ($50,000.00), the filing fee shall be an amount equal to one-tenth of one percent (1/10th of 1%) of such increase.

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AMENDED
CERTIFICATE OF INCORPORATION
(PROFESSIONAL CORPORATION)

TO: OKLAHOMA SECRETARY OF STATE
2300 N. Lincoln Blvd., Room 101, State Capitol Building
Oklahoma City, Oklahoma 73105-4897
(405)-521-3912

The undersigned Oklahoma professional corporation, for the purpose of amending its certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

1. A. The name of the corporation is:

Silex Holdings, Inc.

B. **As amended**: The name of the corporation has been changed to:

(**Please Note**: The new name of the corporation **MUST END** with either **association, company, corporation, club, foundation, fund, incorporated, institute, society, union, syndicate or limited** or one of the abbreviations **Co., Corp., Inc.** or **Ltd.** and **SHALL be modified** by the word **PROFESSIONAL** or the abbreviation **P.C.** or **PC**)

2. The name of the registered agent and the street address of the registered office in the State of Oklahoma is:

Name of Agent	Street Address (P.O. BOXES ARE NOT ACCEPTABLE)	City	County	Zip Code
Southbridge Advisory Group	4142 S. Harvard Ave., Suite D3	Tulsa	Tulsa	74135

3. The principal office is:

Street Address (P.O. BOXES ARE NOT ACCEPTABLE)	City	County	Zip Code
4142 South Harvard Ave., Suite D3	Tulsa	Tulsa	74135

4. Set forth clearly any and all amendments to the certificate of incorporation which are desired to be made:

The stock information is amended as presented on the attached document.

5. **ATTACHED HERETO** is an original certificate by the regulating board of the profession or related professions involved, that each of the **NEW** shareholders, directors and officers is licensed to practice such profession.

That at a meeting of the Board of Directors, a resolution was duly adopted setting forth the foregoing proposed amendment(s) to the certificate of incorporation of said corporation, declaring said amendment(s) to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof.

That thereafter, pursuant to said resolution of its Board of Directors, a meeting of the shareholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment(s).

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its President or Vice President and attested by its Secretary or Assistant Secretary, this _____day of__________________, _____.

By ________President

(PLEASE PRINT NAME)

ATTEST:

By ________Secretary

(PLEASE PRINT NAME)

(SOS FORM 0061-12/01)

Amended Certificate of Incorporation

Silex Holdings, Inc.

Attached page 3

The Stock Information section shall be amended to read as follows:

 (a) Authorized Shares. The aggregate number of shares which the corporation shall have the authority to issue is one hundred million shares (100,000,000 shares).

Eighty million (80,000,000) shares shall be designated "Common Stock", and shall have a par value of $.0001. Twenty million (20,000,000 shares shall be designated

"Preferred Stock", and shall have a par value of $.0001 per share, and shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

 (b) Consideration for Shares. All shares of Common Stock and Preferred Stock shall be issued by the corporation for cash, property or services actually performed, for no less than the par value of $.0001 for Common Stock and $.0001 for Preferred

Stock. All shares shall be fully paid and nonPassessable.

 (c) Issuance of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The Board of Directors of the corporation is authorized to establish such series, to fix and determine the variations and the relative rights and preferences as between series, and to thereafter issue such stock from time to time. The Board of Directors is also authorized to allow for conversion of the Preferred Stock to Common Stock under terms and conditions as determined by the Board of Directors.